Exhibit 99.1

Molson Coors Reports 2018 Second Quarter Results

EPS (U.S. GAAP) of $1.96 Increased 28.9%, and Underlying EPS (Non-GAAP) of $1.88 Increased 10.6%, versus prior year

Sequential Improvement to Top and Bottom Line Reflects Benefits from Positive Global Net Pricing, Cost Savings Delivery, Lower Marketing Spend and U.S. Tax Reform, Despite Worldwide Brand Volumes down 2.4%

Management Remains Committed to Full-Year Free Cash Flow and Cost Savings Targets

DENVER & MONTREAL--(BUSINESS WIRE)--August 1, 2018--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2018 second quarter. Molson Coors president and chief executive officer Mark Hunter said:

"We were pleased with the sequential improvements in the second quarter for top and bottom line results. Our full year underlying cost savings and free cash flow guidance has not changed, despite ongoing industry demand challenges in the U.S. and Canada and inflationary pressures. While we are aggressively addressing our volume performance in North America, performance in our Europe and International businesses was strong in the quarter.

Mark continued, "More specifically for the quarter, our underlying EPS growth of 10.6 percent reflected positive global net pricing, cost savings delivery, lower marketing spend, and a lower tax rate, while we continued to strengthen our balance sheet with lower net debt. Our results also include the unfavorable timing effect of the revenue recognition accounting standard, which reduced underlying EPS by 5 cents for the quarter. This timing difference is largely expected to flip back as a benefit in the fourth quarter. Across the organization, our teams exercised flexibility in the P&L with lower MG&A spend across all business units.

"Our teams are leaning in to deliver on our commitments for the full year by finding opportunities to earn more, use less and invest wisely. Guidance for free cash flow of $1.5 billion plus or minus 10 percent this year is based on continuing to drive our First Choice commercial excellence initiatives, as well as our disciplined approach to cost savings, flexibility with discretionary spending and our continued focus on driving working capital efficiencies."

Consolidated Performance - Second Quarter 2018

	Three Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2018	June 30, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Net Sales	$3,085.2	$3,091.3	(0.2)%	$53.5	(1.9)%
U.S. GAAP Net income (loss)(1)	$424.1	$329.9	28.6%
Per diluted share	$1.96	$1.52	28.9%
Underlying (Non-GAAP) Net income (loss)(2)	$406.1	$367.1	10.6%
Per diluted share	$1.88	$1.70	10.6%
Underlying EBITDA (Non-GAAP)(2)	$783.3	$804.2	(2.6)%	$9.7	(3.8)%

	Six Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2018	June 30, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Net Sales	$5,416.7	$5,540.0	(2.2)%	$111.6	(4.2)%
U.S. GAAP Net income (loss)(1)	$702.2	$538.4	30.4%
Per diluted share	$3.24	$2.49	30.1%
Underlying (Non-GAAP) Net income (loss)(2)	$510.4	$539.3	(5.4)%
Per diluted share	$2.36	$2.49	(5.2)%
Underlying EBITDA (Non-GAAP)(2)	$1,209.3	$1,327.0	(8.9)%	$15.8	(10.1)%
(1)	Net income (loss) attributable to MCBC.
(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Highlights (versus Second Quarter 2017 Results)
  Net sales: $3.1 billion, decreased by 0.2 percent, due to lower financial volume and the adoption of the new revenue recognition accounting standard (discussed in the Appendix below). These factors were largely offset by positive global pricing and favorable foreign currency movements. Net sales in constant currency declined 1.9 percent.
  Net sales per HL: $111.20 on a reported financial-volume basis, increased 1.9 percent. Net sales per HL on a brand volume basis(1) in constant currency decreased by 0.3 percent, driven by the adoption of the new revenue recognition accounting standard, partially offset by positive global net pricing as well as favorable mix in Europe and International.
  Volume: Worldwide brand volume of 25.7 million hectoliters decreased 2.4 percent driven by declines in the U.S. and Canada partially offset by growth in Europe and International. Financial volume of 27.7 million hectoliters decreased 2.1 percent, and was adversely impacted by reductions in brand volumes and contract brewing. Global priority brand volume decreased 4.0 percent.
  U.S. GAAP net income attributable to MCBC increased 28.6 percent, driven by unrealized mark-to-market gains on our commodity positions (versus losses a year ago), cost savings, lower income tax expense, lower interest expense and positive net pricing, partially offset by lower financial volume, higher input cost inflation and the adoption of the new revenue recognition accounting standard.
  Underlying net income increased 10.6 percent, driven by cost savings, lower income tax expense, lower interest expense and positive net pricing, partially offset by lower financial volume, higher cost inflation and the adoption of the new revenue recognition accounting standard.
  Underlying EBITDA: Decreased 2.6 percent on a reported basis and decreased 3.8 percent on a constant-currency basis, driven by lower financial volume, higher input cost inflation and the impacts of the adoption of the new revenue recognition accounting standard, partially offset by positive global net pricing, cost savings and lower marketing spend.
  U.S. GAAP cash from operations: Net cash provided by operating activities for the first half of 2018 was approximately $1.3 billion, which represents an improvement of $479.3 million, driven by the $328 million cash payment received in January 2018 related to the receipt of a purchase price adjustment for our acquisition of the Miller International business, as well as working capital improvements and lower cash paid for pension contributions and interest.
  Underlying free cash flow: cash received of $659.8 million, which represents an increase of $73.1 million from the prior year, driven by working capital improvements and lower cash paid for pension contributions and interest.
  Debt: Total debt at the end of the second quarter of 2018 was $10.9 billion, and cash and cash equivalents totaled $792.9 million, resulting in net debt of $10.1 billion.

(1) Brand Volume Basis NSR/HL: Effective in the first quarter of 2018, we have revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, with all per-hectoliter calculations including owned and actively managed brands, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. See Appendix for definitions.

Business Review - Second Quarter 2018

Net Sales

($ in millions) (Unaudited)	Three Months Ended
	June 30, 2018	June 30, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States	$2,072.5	$2,138.9	(3.1)%	$—	(3.1)%
Canada	397.4	407.6	(2.5)%	15.3	(6.3)%
Europe	586.1	524.7	11.7%	38.8	4.3%
International	67.9	65.1	4.3%	(0.5)	5.1%
Corporate	0.3	0.3	—%	—	—%
Eliminations(1)	(39.0)	(45.3)	13.9%	(0.1)	14.1%
Consolidated	$3,085.2	$3,091.3	(0.2)%	$53.5	(1.9)%

(1)	Reflects intercompany sales that are eliminated in consolidated totals.

Pretax Income (U.S. GAAP)

($ in millions) (Unaudited)	Three Months Ended
	June 30, 2018	June 30, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States	$445.5	$486.5	(8.4)%	$(0.5)	(8.3)%
Canada	61.3	69.7	(12.1)%	1.3	(13.9)%
Europe	86.8	69.9	24.2%	3.7	18.9%
International	1.3	(7.7)	N/M	(0.1)	N/M
Corporate	(71.9)	(158.2)	54.6%	1.3	53.7%
Consolidated	$523.0	$460.2	13.6%	$5.7	12.4%

N/M = Not meaningful

Underlying EBITDA (Non-GAAP)(1)

($ in millions) (Unaudited)	Three Months Ended
	June 30, 2018	June 30, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States	$576.3	$621.2	(7.2)%	$(0.5)	(7.1)%
Canada	96.2	101.4	(5.1)%	2.7	(7.8)%
Europe	135.8	114.9	18.2%	7.4	11.7%
International	6.5	(0.9)	N/M	(0.3)	N/M
Corporate	(31.5)	(32.4)	2.8%	0.4	1.5%
Consolidated	$783.3	$804.2	(2.6)%	$9.7	(3.8)%

N/M = Not meaningful

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

United States Business

  Volume: U.S. brand volume decreased 4.8 percent for the quarter, primarily driven by lower volume in the Premium Light segment. Sales-to-wholesalers (STWs), excluding contract brewing, volume decreased 3.6 percent.
  Revenue: Net sales per hectoliter (brand volume basis), which excludes contract brewing and company-owned-distributor sales, grew 0.9 percent. Excluding the $12.1 million impact of the new revenue recognition accounting standard, net sales per hectoliter (brand volume basis) grew 1.6 percent primarily as a result of higher net pricing, partially offset by negative sales mix.
  Cost of goods sold (COGS) per hectoliter increased 5.5 percent, driven by higher freight and fuel costs, aluminum inflation and volume deleverage, partially offset by cost savings.
  Marketing, general and administrative (MG&A) expense decreased 5.2 percent due to spending optimization and efficiencies as well as lower employee-related expenses.
  On a U.S. GAAP basis, U.S. pretax income decreased 8.4 percent to $445.5 million, primarily driven by higher COGS, particularly aluminum and freight, lower volumes, negative sales mix, the unfavorable impact of the new revenue recognition accounting standard and higher depreciation expense, partially offset by higher net pricing and lower MG&A expenses.
  U.S. underlying EBITDA decreased 7.2 percent to $576.3 million, driven by higher COGS, particularly aluminum and freight, lower volumes, negative sales mix and the unfavorable impact of the new revenue recognition accounting standard, partially offset by higher net pricing and lower MG&A expenses.

Canada Business

  Volume: Canada brand volume decreased 2.4 percent in the second quarter, as a result of volume challenges in Ontario and the West and lower volumes in the Premium Light segment, partially offset by growth in the Value segment. Financial volume decreased 2.3 percent primarily due to brand volume declines.
  Revenue: Net sales per hectoliter (brand volume basis) decreased 4.5 percent in local currency, driven by our adoption of the new revenue recognition accounting standard, which reduced net sales by approximately $12 million in the quarter. Excluding the effect of the new accounting standard, NSR per HL (brand volume basis) would have decreased 1.4 percent in local currency due to negative brand mix, partially offset by higher net pricing.
  COGS per hectoliter decreased 0.7 percent in local currency due to cost savings and certain one-time distribution savings, partially offset by volume deleverage, negative mix and input cost inflation.
  MG&A expense decreased 13.8 percent in local currency, driven by the approximate $10 million favorable impact of the new revenue recognition accounting standard, as well as timing benefits and an overall reduction in brand investments.
  On a U.S. GAAP basis, Canada reported pretax income of $61.3 million, a 12.1 percent decrease from the prior year, driven by negative sales mix and lower volumes as well as unfavorable impacts related to the adoption of the new revenue recognition accounting standard, partially offset by lower marketing investment.
  Canada underlying EBITDA decreased 7.8 percent in constant currency to $96.2 million in the quarter, due to the same factors as U.S. GAAP results.

Europe Business

  Volume: Europe brand volume increased 2.9 percent in the second quarter versus a year ago, as a result of above premium brands and national champion brand performance, as well as World Cup consumption. Europe financial volume increased 3.0 percent.
  Revenue: Europe net sales per hectoliter (brand volume basis) increased 1.5 percent in local currency, primarily driven by positive sales mix and pricing. This was partially offset by the impact of adopting recently revised excise-tax guidelines in one of our European markets as well as increasing our investment behind our First Choice Agenda this year.
  COGS per hectoliter increased 1.5 percent in local currency, primarily due to mix shift to higher-cost brands and geographies, input inflation and logistics costs.
  MG&A expense decreased 3.5 percent in local currency, driven by spend efficiency and timing of brand investments, the impact of adopting the new revenue recognition accounting standard and a benefit from the partial reversal of bad debt provisions, slightly offset by the addition of Aspall brand investments.
  On a U.S. GAAP basis, Europe reported pretax income of $86.8 million, an increase of 24.2 percent driven by favorable gross profit impacts, lower marketing investments, the partial reversal of bad debt provisions and the addition of the Aspall Cider business and favorable foreign currency movements. These factors were partially offset by adopting recently revised excise tax guidelines in one of our European markets and investments in our First Choice Agenda.
  Europe underlying EBITDA increased 11.7 percent in constant currency to $135.8 million, due to the same factors as U.S. GAAP results.

International Business

  Volume: International brand volume increased by 0.6 percent in the second quarter, driven by organic growth in many of our focus markets, partially offset by the loss of the Modelo contract in Japan.
  Revenue: Net sales per hectoliter (brand volume basis) increased by 3.8 percent, driven by positive net pricing and favorable sales mix.
  COGS per hectoliter decreased 6.9 percent, due to sales mix changes.
  MG&A expense decreased 16.6 percent, driven by lower marketing investments and integration costs.
  On a U.S. GAAP basis, International reported pretax income of $1.3 million versus a loss of $7.7 million a year ago, driven by positive net pricing, favorable sales mix, and lower marketing and integration expenses, partially offset by the loss of the Modelo brands in Japan.
  International underlying EBITDA was $6.5 million in the second quarter, compared to $0.9 million loss a year ago, driven by by positive net pricing, favorable sales mix, and lower marketing expenses, partially offset by the loss of the Modelo brands in Japan.

Corporate

  On a U.S. GAAP basis, Corporate reported a pretax loss of $71.9 million in the second quarter compared to a loss of $158.2 million in the prior year, due to unrealized mark-to-market gains on commodity swaps, primarily our aluminum positions, compared to losses a year ago as well as lower interest expense in the current year.
  Corporate underlying EBITDA was a loss of $31.5 million for the second quarter versus a $32.4 million loss in the prior year, driven primarily by the timing of general and administrative costs, slightly offset by pension benefit and favorable foreign currency.

Worldwide Brand and Financial Volume(1)

(In millions of hectoliters) (Unaudited)	Three Months Ended
	June 30, 2018	% Change	June 30, 2017
Financial Volume(1)	27.745	(2.1)%	28.340
Contract brewing, wholesaler and non-beer volume	(2.277)	(4.7)%	(2.390)
Royalty volume	1.057	2.3%	1.033
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.780)	26.4%	(0.617)
Total Worldwide Brand Volume(1)	25.745	(2.4)%	26.366

(1)	See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.

Other Results

Effective Income Tax Rates

	Three Months Ended
	June 30, 2018	June 30, 2017
U.S. GAAP effective tax rate	18%	27%
Underlying effective tax rate	17%	28%

  The U.S. GAAP effective tax rate and the underlying effective tax rate decreased 9 percentage points and 11 percentage points, respectively, from a year ago, primarily due to the reduction of the U.S. federal statutory corporate income tax rate to 21 percent as a result of U.S. tax reform.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the second quarter of 2018, MCBC recognized a net special charge of $10.5 million, primarily driven by asset abandonment charges, including accelerated depreciation, related to brewery closures.
  Additionally, other non-core net benefits of $35.4 million include unrealized mark-to-market gains on commodity hedges as well as integration-related expenses.

2018 Outlook

The following guidance for full year 2018 is unchanged from previous disclosures, unless otherwise indicated:

  Underlying free cash flow: $1.5 billion, plus or minus 10 percent, which excludes the $328 million cash payment received in January 2018 related to resolving a purchase price adjustment to our October 2016 acquisition of the Miller International business.
  Transaction-related metrics: approximately $200 million (included in free cash flow guidance) of cash tax benefits and approximately $55 million of after-tax book amortization.
  Cash pension contributions: approximately $10 million.
  Capital spending: approximately $670 million, plus or minus 10 percent.
  Cost savings: approximately $210 million in 2018, and $600 million for 2017 to 2019.
  Cost of goods sold per hectoliter:
  U.S.: mid-single-digit increase. - Updated (formerly low-single-digit increase)
  Canada: low-single-digit increase (local currency).
  Europe: low-single-digit increase (local currency).
  International business: low-single-digit decrease.
  Underlying Corporate MG&A expense: approximately $180 million, plus or minus 10 percent.
  Underlying depreciation and amortization: approximately $850 million, versus $792 million in 2017, primarily due to planned information systems implementations in the U.S.
  Pension benefit: approximately $60 million.
  Corporate net interest expense: approximately $330 million, plus or minus 10 percent.
  Underlying effective tax rate in the range of 18 to 22 percent for 2018, following the enactment of U.S. tax reform. Subject to additional definitive guidance from the U.S. government regarding the implementation of the recently passed tax reform legislation, the company's preliminary view of its long-term effective tax rate (after 2018) is in the range of 20 to 24 percent.
  Deleverage & Dividend: We are committed to maintaining our investment grade rating and currently plan to achieve approximately 4x leverage on a rating agency basis by the end of 2018. We plan to achieve about 3.75x rating agency leverage around the middle of 2019. Upon achieving about 3.75x leverage, our board currently intends to reinstitute a dividend payout-ratio target in the range of 20-25% of annual trailing underlying EBITDA for the second half of 2019 and ongoing thereafter. - New
  In addition, our 2018 results are also being impacted by the adoption of the new revenue recognition accounting standard, as well as guidance changing the presentation of pension and other postretirement benefit (OPEB) costs.
  The new revenue recognition accounting standard became effective for us at the beginning of 2018, and we have elected the modified retrospective adoption method. Therefore, prior period results have not been restated, but results under the old standard will continue to be disclosed throughout 2018 for comparability, as required by the standard. Along with some timing changes between quarters, this adoption changes the presentation of our results. We currently anticipate that the impact of this change will result in a reduction of both revenue and marketing, general and administrative expenses by approximately $60 million to $70 million during 2018, primarily within our Canada segment, with no impact to full year net income. See Appendix for detailed impacts on 2018 results from our adoption of the new revenue recognition accounting standard.
  Under the new pension guidance, we are continuing to report the service cost component of net periodic pension and OPEB costs or income in our business segment operating results. Beginning in 2018, however, all other components of net periodic pension and OPEB cost or income are being reported in Corporate outside of operating income. Prior period results for each of our segments and Consolidated have been restated retrospectively for this change, as required by the guidance, with no impact to consolidated net income. This accounting change primarily impacts the reported results of our Europe segment. See Appendix section below.
  The impacts of these accounting changes are discussed in further detail within footnote 2 of our 2017 Form 10-K and our 2018 quarterly reports on Form 10-Q.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s second quarter ended June 30, 2018, compared to the second quarter ended June 30, 2017. Prior year results have been adjusted to reflect the retrospective adoption of new pension accounting, as described above. Effective in the first quarter of 2018, we have revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, such that all per-hectoliter calculations now include owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

As used in this release, the term “Acquisition” refers to the Company’s acquisition from Anheuser-Busch InBev SA/NV on October 11, 2016, of SABMiller plc’s 58 percent economic interest and 50 percent voting interest in MillerCoors LLC and all trademarks, contracts and other assets primarily related to the Miller International business outside of the U.S. and Puerto Rico.

2018 Second Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2018 second quarter results. The live webcast will be accessible via the Company’s website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on October 31, 2019. The Company will post this release and related financial statements on its website today.

Upcoming Investor Webcast

The company will host an online, real-time webcast at the Barclays Global Consumer Staples Conference in Boston on Wednesday, September 5, 2018 at 9:45 a.m. Eastern Time. A live webcast of this investor event will be accessible via the Molson Coors Brewing Company Investor Relations website, ir.molsoncoors.com. An online replay of the presentation webcast will be available on the website within two hours after the presentation.

Overview of Molson Coors

Molson Coors has defined brewing greatness for more than two centuries. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Coors Banquet, Miller Lite, Molson Canadian, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Hop Valley, Creemore Springs and Crispin Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability Index for the past seven years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate and achieve expected tax benefits, accretion and cost savings and synergies relating to the Acquisition; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX
Consolidated Financial Performance

Molson Coors Brewing Company	Three Months Ended June 30, 2018			% Change
(In millions, except per share data)(Unaudited)	U.S. GAAP	Non-GAAP Adjustments(1)	Non-GAAP Underlying(1)	U.S. GAAP	Non-GAAP Underlying
Net sales	$3,085.2	$—	$3,085.2	(0.2)%	(0.2)%
Net Sales per HL change				1.9%	1.9%
Cost of goods sold	$(1,739.1)	$(43.9)	$(1,783.0)	(0.9)%	3.2%
Cost of goods sold per HL change				1.2%	5.4%
Gross profit	$1,346.1	$(43.9)	$1,302.2	0.8%	(4.5)%
Marketing, general and administrative expenses	$(744.7)	$8.5	$(736.2)	(4.8)%	(4.2)%
Special items, net	$(10.5)	$10.5	$—	(36.4)%	—%
Operating income (loss)	$590.9	$(24.9)	$566.0	10.1%	(5.0)%
Interest income (expense), net	$(76.7)	$—	$(76.7)	(14.0)%	(14.0)%
Other pension and postretirement benefits (costs), net	$9.9	$—	$9.9	5.3%	5.3%
Other income (expense), net	$(1.1)	$—	$(1.1)	N/M	N/M
Income (loss) before income taxes	$523.0	$(24.9)	$498.1	13.6%	(4.0)%
Income tax benefit (expense)	$(92.2)	$6.9	$(85.3)	(26.4)%	(41.9)%
Net income (loss)(2)	$424.1	$(18.0)	$406.1	28.6%	10.6%
Per diluted share	$1.96	$(0.08)	$1.88	28.9%	10.6%
Underlying EBITDA(3)			$783.3		(2.6)%

Molson Coors Brewing Company	Six Months Ended June 30, 2018			% Change
(In millions, except per share data)(Unaudited)	U.S. GAAP	Non-GAAP Adjustments(1)	Non-GAAP Underlying(1)	U.S. GAAP	Non-GAAP Underlying
Net sales	$5,416.7	$—	$5,416.7	(2.2)%	(2.2)%
Net Sales per HL change				1.1%	1.1%
Cost of goods sold	$(3,274.8)	$42.2	$(3,232.6)	4.7%	2.2%
Cost of goods sold per HL change				8.3%	5.7%
Gross profit	$2,141.9	$42.2	$2,184.1	(11.2)%	(8.2)%
Marketing, general and administrative expenses	$(1,425.8)	$17.3	$(1,408.5)	(4.2)%	(3.2)%
Special items, net	$304.3	$(304.3)	$—	N/M	—%
Operating income (loss)	$1,020.4	$(244.8)	$775.6	13.2%	(15.9)%
Interest income (expense), net	$(159.9)	$—	$(159.9)	(13.9)%	(13.9)%
Other pension and postretirement benefits (costs), net	$19.9	$0.1	$20.0	(12.3)%	1.0%
Other income (expense), net	$—	$—	$—	(100.0)%	(100.0)%
Income (loss) before income taxes	$880.4	$(244.7)	$635.7	18.8%	(15.4)%
Income tax benefit (expense)	$(167.1)	$52.9	$(114.2)	(12.6)%	(43.1)%
Net income (loss)(2)	$702.2	$(191.8)	$510.4	30.4%	(5.4)%
Per diluted share	$3.24	$(0.88)	$2.36	30.1%	(5.2)%
Underlying EBITDA(3)			$1,209.3		(8.9)%

N/M = Not meaningful

(1)	Refer to the table "Reconciliation to Nearest U.S. GAAP Measures" for detailed descriptions and reconciliation of non-GAAP adjustments and results.
(2)	Net income (loss) attributable to MCBC.
(3)	EBITDA is earnings before interest, taxes, depreciation and amortization, a non-GAAP financial measure.

Adoption of Revenue Recognition Guidance

The new revenue recognition accounting standard became effective for us at the beginning of 2018. We have adopted the new standard using the modified retrospective approach, and, therefore, prior period results have not been restated. However, results under the old standard will continue to be disclosed throughout 2018 for comparability, as required by the standard. The following table highlights the impact of this new guidance on summarized components of our unaudited condensed consolidated statement of operations for the three months ended June 30, 2018, when comparing our current period results of operations under the new guidance, versus our results of operations if historical guidance had continued to be applied.

	Three Months Ended June 30, 2018
	U.S.	Canada	Europe	International	Consolidated
	(In millions)
Impact to Unaudited Condensed Consolidated Statements of Operations - Favorable/(Unfavorable):
Net sales	$(12.1)	$(12.1)	$(0.5)	$—	$(24.7)
Cost of goods sold	$—	$—	$—	$—	$—
Gross profit	$(12.1)	$(12.1)	$(0.5)	$—	$(24.7)
Marketing, general and administrative expenses	$2.2	$9.9	$0.9	$—	$13.0
Operating income (loss)	$(9.9)	$(2.2)	$0.4	$—	$(11.7)
Interest income (expense), net	$—	$—	$(0.9)	$—	$(0.9)
Income (loss) before income taxes	$(9.9)	$(2.2)	$(0.5)	$—	$(12.6)

These impacts are driven primarily by the reclassification of certain cash payments to customers from marketing, general and administrative expenses to a reduction of revenue, as well as a change in the timing of recognition of certain promotional discounts and cash payments to customers. For further discussion regarding the impacts of the adoption of this new guidance, refer to footnote 2 within our second quarter 2018 Form 10-Q.

Adoption of Pension and Other Postretirement Benefit Accounting Pronouncement

During the first quarter of 2018, we adopted the FASB's new guidance related to classification of pension and other postretirement benefit costs. Specifically, the new guidance requires us only to report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period; while the other components of net benefit cost are now presented in the statements of operations separately from the service cost component and outside of operating income. We have also determined that only service cost will be reported within each operating segment, and all other components will be reported within the Corporate segment. These changes to the results of each quarter and full year 2017 were included in the first quarter Earnings Release. See the Company's second quarter 2018 10-Q filing for additional detail.

Worldwide Brand and Financial Volumes

Worldwide brand volume reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Effective in the first quarter of 2018, we revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, such that all per-hectoliter calculations now include owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure, as well as underlying EBITDA margin, which is calculated by dividing underlying EBITDA by U.S. GAAP net sales. Our management uses underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying free cash flow and underlying effective tax rate are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliations to Nearest U.S. GAAP Measures

Underlying EBITDA

($ in millions) (Unaudited)	Three Months Ended
	June 30, 2018	% change	June 30, 2017
U.S. GAAP: Net income (loss) attributable to MCBC	$424.1	28.6%	$329.9
Add: Net income (loss) attributable to noncontrolling interests	6.7	31.4%	5.1
U.S. GAAP: Net income (loss)	430.8	28.6%	335.0
Add: Interest expense (income), net	76.7	(14.0)%	89.2
Add: Income tax expense (benefit)	92.2	(26.4)%	125.2
Add: Depreciation and amortization	215.9	8.5%	198.9
Adjustments included in underlying income(1)	(24.9)	N/M	58.8
Adjustments to arrive at underlying EBITDA(2)	(7.4)	155.2%	(2.9)
Non-GAAP: Underlying EBITDA	$783.3	(2.6)%	$804.2

($ in millions) (Unaudited)	Six Months Ended
	June 30, 2018	% change	June 30, 2017
U.S. GAAP: Net income (loss) attributable to MCBC	$702.2	30.4%	$538.4
Add: Net income (loss) attributable to noncontrolling interests	11.1	(4.3)%	11.6
U.S. GAAP: Net income (loss)	713.3	29.7%	550.0
Add: Interest expense (income), net	159.9	(13.9)%	185.8
Add: Income tax expense (benefit)	167.1	(12.6)%	191.1
Add: Depreciation and amortization	429.6	8.5%	396.0
Adjustments included in underlying income(1)	(244.7)	N/M	10.4
Adjustments to arrive at underlying EBITDA(2)	(15.9)	152.4%	(6.3)
Non-GAAP: Underlying EBITDA	$1,209.3	(8.9)%	$1,327.0

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.
(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow

(In millions) (Unaudited)		Six Months Ended
		June 30, 2018	June 30, 2017
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,297.8	$818.5
Less:	Additions to properties(1)	(351.1)	(354.0)
Add/Less:	Cash impact of special items(2)	(321.6)	59.0
Add:	Non-core costs related to acquisition of businesses(3)	34.7	63.2
Non-GAAP:	Underlying Free Cash Flow	$659.8	$586.7

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities. For the six months ended June 30, 2018, primarily reflects the settlement payment received relating to a purchase price adjustment and for the six months ended June 30, 2017, primarily reflects costs paid for brewery closures and restructuring activities.
(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio.

Statements of Operations -- Molson Coors Brewing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Financial volume in hectoliters	27.745	28.340	48.558	50.218
Sales	$3,820.5	$3,793.1	$6,688.5	$6,706.9
Excise taxes	(735.3)	(701.8)	(1,271.8)	(1,166.9)
Net sales	3,085.2	3,091.3	5,416.7	5,540.0
Cost of goods sold	(1,739.1)	(1,755.5)	(3,274.8)	(3,127.8)
Gross profit	1,346.1	1,335.8	2,141.9	2,412.2
Marketing, general and administrative expenses	(744.7)	(782.4)	(1,425.8)	(1,487.7)
Special items, net	(10.5)	(16.5)	304.3	(23.2)
Operating income (loss)	590.9	536.9	1,020.4	901.3
Interest income (expense), net	(76.7)	(89.2)	(159.9)	(185.8)
Other pension and postretirement benefits (costs), net	9.9	9.4	19.9	22.7
Other income (expense), net	(1.1)	3.1	—	2.9
Income (loss) before income taxes	523.0	460.2	880.4	741.1
Income tax benefit (expense)	(92.2)	(125.2)	(167.1)	(191.1)
Net income (loss)	430.8	335.0	713.3	550.0
Net (income) loss attributable to noncontrolling interests	(6.7)	(5.1)	(11.1)	(11.6)
Net income (loss) attributable to MCBC	$424.1	$329.9	$702.2	$538.4

Basic net income (loss) attributable to MCBC per share:	$1.96	$1.53	$3.25	$2.50
Diluted net income (loss) attributable to MCBC per share:	$1.96	$1.52	$3.24	$2.49

Weighted average shares - basic	216.0	215.4	215.9	215.3
Weighted average shares - diluted	216.5	216.4	216.6	216.4

Dividends per share	$0.41	$0.41	$0.82	$0.82

Molson Coors Brewing Company and Subsidiaries U.S. Results of Operations

(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Financial volume in hectoliters(1)	18.338	19.190	33.056	34.962
Sales(1)	$2,354.6	$2,433.0	$4,216.3	$4,424.4
Excise taxes	(282.1)	(294.1)	(496.0)	(535.6)
Net sales(1)	2,072.5	2,138.9	3,720.3	3,888.8
Cost of goods sold(1)	(1,189.7)	(1,180.3)	(2,179.8)	(2,205.4)
Gross profit	882.8	958.6	1,540.5	1,683.4
Marketing, general and administrative expenses	(435.1)	(458.8)	(828.2)	(864.5)
Special items, net(2)	(3.3)	(12.6)	(4.8)	(15.1)
Operating income	444.4	487.2	707.5	803.8
Interest income (expense), net	1.6	—	0.4	—
Other income (expense), net	(0.5)	(0.7)	(0.7)	(0.7)
Income (loss) before income taxes	$445.5	$486.5	$707.2	$803.1
Add/(less):
Special items, net(2)	3.3	12.6	4.8	15.1
Acquisition and integration related costs(3)	0.9	0.8	2.0	5.3
Non-GAAP: Underlying pretax income (loss)	$449.7	$499.9	$714.0	$823.5
Add: Interest expense (income), net	(1.6)	—	(0.4)	—
Add: Depreciation and amortization	129.6	121.3	254.4	240.6
Adjustments to arrive at underlying EBITDA(4)	(1.4)	—	(2.8)	—
Non-GAAP: Underlying EBITDA	$576.3	$621.2	$965.2	$1,064.1

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and six months ended June 30, 2018, includes accelerated depreciation in excess of normal depreciation of $1.4 million and $2.8 million, respectively. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(3)	For the three and six months ended June 30, 2018, $0.9 million and $2.0 million, respectively, of integration costs were incurred in cost of goods sold, and for the three and six months ended June 30, 2017, $0.7 million and $1.2 million, respectively, of integration costs were incurred in cost of goods sold. For the three and six months ended June 30, 2017, integration costs of $0.1 million and $4.1 million, respectively, were incurred in marketing, general & administrative expenses.
(4)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries Canada Results of Operations

(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Financial volume in hectoliters(1)	2.473	2.530	4.180	4.323
Sales(1)	$524.6	$527.6	$899.5	$905.0
Excise taxes	(127.2)	(120.0)	(218.3)	(206.3)
Net sales(1)	397.4	407.6	681.2	698.7
Cost of goods sold(1)	(235.7)	(233.4)	(423.1)	(414.5)
Gross profit	161.7	174.2	258.1	284.2
Marketing, general and administrative expenses	(94.3)	(104.7)	(175.3)	(200.8)
Special items, net(2)	(5.7)	(1.0)	(11.3)	(2.2)
Operating income (loss)	61.7	68.5	71.5	81.2
Other income (expense), net	(0.4)	1.2	(1.1)	9.4
Income (loss) before income taxes	$61.3	$69.7	$70.4	$90.6
Add/(less):
Special items, net(2)	5.7	1.0	11.3	2.2
Acquisition and integration related costs(3)	0.2	2.8	0.3	2.8
Other non-core items(4)	—	—	—	(8.1)
Non-GAAP: Underlying pretax income (loss)	$67.2	$73.5	$82.0	$87.5
Add: Depreciation and amortization	35.0	29.0	71.0	59.8
Adjustments to arrive at underlying EBITDA(5)	(6.0)	(1.1)	(12.1)	(2.3)
Non-GAAP: Underlying EBITDA	$96.2	$101.4	$140.9	$145.0

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and six months ended June 30, 2018, includes accelerated depreciation in excess of normal depreciation of $1.0 million and $2.0 million, respectively, and for the three and six months ended June 30, 2017, includes accelerated depreciation in excess of normal depreciation of $1.1 million and $2.3 million, respectively, related to the planned closure of the Vancouver brewery. Also incurred in the three and six months ended June 30, 2018, are accelerated depreciation charges in excess of normal depreciation of $5.0 million and $10.1 million, respectively, related to the planned closure of our existing Montreal brewery. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.
(3)	For the three and six months ended June 30, 2018, $0.2 million and $0.3 million, respectively, of integration related costs were incurred in cost of goods sold. For the three and six months ended June 30, 2017, $2.8 million of integration related costs were incurred in cost of goods sold.
(4)	For the six months ended June 30, 2017, a gain of $8.1 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries Europe Results of Operations

(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Financial volume in hectoliters(1)(2)	6.916	6.715	11.320	11.074
Sales(2)	$893.9	$796.2	$1,492.4	$1,310.6
Excise taxes	(307.8)	(271.5)	(532.0)	(404.3)
Net sales(2)	586.1	524.7	960.4	906.3
Cost of goods sold	(353.6)	(315.8)	(621.3)	(541.9)
Gross profit	232.5	208.9	339.1	364.4
Marketing, general and administrative expenses	(143.7)	(138.0)	(274.1)	(264.8)
Special items, net(3)	0.3	(2.6)	(4.8)	(5.2)
Operating income (loss)	89.1	68.3	60.2	94.4
Interest income (expense), net	(1.4)	1.0	(2.1)	2.0
Other income (expense), net	(0.9)	0.6	(1.2)	0.5
Income (loss) before income taxes	$86.8	$69.9	$56.9	$96.9
Add/(less):
Special items, net(3)	(0.3)	2.6	4.8	5.2
Acquisition and integration related costs(4)	0.1	0.1	0.3	0.3
Non-GAAP: Underlying pretax income (loss)	$86.6	$72.6	$62.0	$102.4
Add: Interest expense (income), net	1.4	(1.0)	2.1	(2.0)
Add: Depreciation and amortization	47.8	45.1	97.2	88.9
Adjustments to arrive at underlying EBITDA(5)	—	(1.8)	(1.0)	(4.0)
Non-GAAP: Underlying EBITDA	$135.8	$114.9	$160.3	$185.3

(1)	Excludes royalty volume of 0.490 million hectoliters and 0.796 million hectoliters for the three and six months ended June 30, 2018, respectively, and excludes royalty volume of 0.479 million hectoliters and 0.804 million hectoliters for the three and six months ended June 30, 2017, respectively.
(2)	Includes gross inter-segment sales and volumes, which are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the six months ended June 30, 2018, includes accelerated depreciation in excess of normal depreciation of $1.0 million, and for the three and six months ended June 30, 2017, includes accelerated depreciation in excess of normal depreciation of $1.8 million and $4.0 million, respectively, related to the closure of our Burton South brewery in the U.K., which was completed in the first quarter of 2018. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three and six months ended June 30, 2018, $0.1 million and $0.3 million, respectively, of integration related costs were incurred in cost of goods sold, and for the three and six months ended June 30, 2017, $0.1 million and $0.3 million, respectively, of acquisition and integration related costs were incurred in cost of goods sold.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries International Results of Operations

(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Financial volume in hectoliters(1)	0.637	0.643	1.157	1.171
Sales	$86.1	$81.3	$150.9	$147.6
Excise taxes	(18.2)	(16.2)	(25.5)	(20.7)
Net sales	67.9	65.1	125.4	126.9
Cost of goods sold(2)	(44.1)	(47.8)	(81.9)	(86.8)
Gross profit	23.8	17.3	43.5	40.1
Marketing, general and administrative expenses	(20.6)	(24.7)	(35.7)	(45.7)
Special items, net(3)	(1.8)	(0.3)	(2.8)	(0.6)
Operating income (loss)	1.4	(7.7)	5.0	(6.2)
Other income (expense), net	(0.1)	—	—	—
Income (loss) before income taxes	$1.3	$(7.7)	$5.0	$(6.2)
Add/(less):
Special items, net(3)	1.8	0.3	2.8	0.6
Acquisition and integration related costs(4)	0.8	4.0	0.8	4.9
Non-GAAP: Underlying pretax income (loss)	$3.9	$(3.4)	$8.6	$(0.7)
Add: Depreciation and amortization	2.6	2.5	5.0	4.8
Non-GAAP: Underlying EBITDA	$6.5	$(0.9)	$13.6	$4.1

(1)	Excludes royalty volume of 0.567 million hectoliters and 0.977 million hectoliters for the three and six months ended June 30, 2018, respectively, and excludes royalty volume of 0.554 million hectoliters and 1.027 million hectoliters for the three and six months ended June 30, 2017, respectively.
(2)	Includes gross inter-segment purchases, which are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.
(4)	For the three and six months ended June 30, 2017, $1.4 million of integration costs were incurred in cost of goods sold. For the three and six months ended June 30, 2018, integration costs of $0.8 million were incurred in marketing, general & administrative expenses, and for the three and six months ended June 30, 2017, integration costs of $2.6 million and $3.5 million, respectively, of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries Corporate Results of Operations

(In millions) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Financial volume in hectoliters	—	—	—	—
Sales	$0.3	$0.3	$0.5	$0.6
Excise taxes	—	—	—	—
Net sales	0.3	0.3	0.5	0.6
Cost of goods sold	45.0	(23.5)	(39.8)	39.5
Gross profit	45.3	(23.2)	(39.3)	40.1
Marketing, general and administrative expenses	(51.0)	(56.2)	(112.5)	(111.9)
Special items, net(1)	—	—	328.0	(0.1)
Operating income (loss)	(5.7)	(79.4)	176.2	(71.9)
Interest expense, net	(76.9)	(90.2)	(158.2)	(187.8)
Other pension and postretirement benefits (costs), net	9.9	9.4	19.9	22.7
Other income (expense), net	0.8	2.0	3.0	(6.3)
Income (loss) before income taxes	$(71.9)	$(158.2)	$40.9	$(243.3)
Add/(less):
Special items, net(1)	—	—	(328.0)	0.1
Acquisition and integration related costs(2)	7.7	11.2	16.5	24.6
Unrealized mark-to-market (gains) and losses(3)	(45.1)	23.4	39.6	(39.7)
Non-core other pension and postretirement benefits (costs), net(4)	—	—	0.1	(2.9)
Non-GAAP: Underlying pretax income (loss)	$(109.3)	$(123.6)	$(230.9)	$(261.2)
Add: Interest expense (income), net	76.9	90.2	158.2	187.8
Add: Depreciation and amortization	0.9	1.0	2.0	1.9
Non-GAAP: Underlying EBITDA	$(31.5)	$(32.4)	$(70.7)	$(71.5)

(1)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.
(2)	In connection with the acquisition, for the three and six months ended June 30, 2018, we have recorded $7.7 million and $16.5 million, respectively, of integration costs within marketing, general & administrative expenses, and for the three and six months ended June 30, 2017, we have recorded $11.2 million and $24.6 million, respectively, of integration costs within marketing, general & administrative expenses.
(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(4)	For the six months ended June 30, 2017, includes the retrospective impact of the FASB's new pension and OPEB accounting standard and moving the non-service cost component of net periodic pension and other postretirement benefits to the Corporate segment. See Part I—Item 1. Financial Statements, Note 2, "New Accounting Pronouncements" of the Form 10-Q for detailed discussion.

Balance Sheet

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$792.9	$418.6
Accounts receivable, net	984.9	733.8
Other receivables, net	131.1	168.2
Inventories, net	637.5	591.5
Other current assets, net	341.1	277.6
Total current assets	2,887.5	2,189.7
Properties, net	4,599.4	4,673.7
Goodwill	8,332.6	8,405.5
Other intangibles, net	14,018.4	14,296.5
Other assets	723.0	681.5
Total assets	$30,560.9	$30,246.9
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,971.0	$2,684.5
Current portion of long-term debt and short-term borrowings	1,411.0	714.8
Total current liabilities	4,382.0	3,399.3
Long-term debt	9,455.1	10,598.7
Pension and postretirement benefits	828.1	848.5
Deferred tax liabilities	1,771.0	1,648.6
Other liabilities	328.1	316.8
Total liabilities	16,764.3	16,811.9
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.1 shares and 204.7 shares, respectively)	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	107.7	107.7
Class B exchangeable shares, no par value (issued and outstanding: 14.7 shares and 14.7 shares, respectively)	553.2	553.2
Paid-in capital	6,707.0	6,688.5
Retained earnings	7,703.5	7,206.1
Accumulated other comprehensive income (loss)	(1,025.4)	(860.0)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	13,576.6	13,226.1
Noncontrolling interests	220.0	208.9
Total equity	13,796.6	13,435.0
Total liabilities and equity	$30,560.9	$30,246.9

Cash Flow Statement

Condensed Consolidated Statements of Cash Flows

($ in millions) (Unaudited)	Six Months Ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$713.3	$550.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	429.6	396.0
Amortization of debt issuance costs and discounts	7.2	11.2
Share-based compensation	25.1	31.6
(Gain) loss on sale or impairment of properties and other assets, net	—	(4.3)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	38.4	(41.5)
Income tax (benefit) expense	167.1	191.1
Income tax (paid) received	20.0	23.5
Interest expense, excluding interest amortization	155.8	177.6
Interest paid	(152.5)	(175.4)
Pension expense (benefit)	(29.5)	(31.4)
Pension contributions paid	(5.0)	(72.1)
Change in current assets and liabilities and other	(71.7)	(237.8)
Net cash provided by (used in) operating activities	1,297.8	818.5
Cash flows from investing activities:
Additions to properties	(351.1)	(354.0)
Proceeds from sales of properties and other assets	4.4	46.1
Other	(50.5)	6.0
Net cash provided by (used in) investing activities	(397.2)	(301.9)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	6.3	1.1
Dividends paid	(177.0)	(176.6)
Payments on debt and borrowings	(2.4)	(2,201.5)
Proceeds on debt and borrowings	—	1,536.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	(376.1)	282.0
Change in overdraft balances and other	24.5	(34.2)
Net cash provided by (used in) financing activities	(524.7)	(593.2)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	375.9	(76.6)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.6)	18.6
Balance at beginning of year	418.6	560.9
Balance at end of period	$792.9	$502.9

Reconciliations to Nearest U.S. GAAP Measures by Line Item

Second Quarter 2018	Three Months Ended June 30, 2018
(In millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$3,085.2	$(1,739.1)	$1,346.1	$(744.7)	$(10.5)	$590.9
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	1.0	1.0
Impairments or asset abandonment charges	—	—	—	—	8.3	8.3
Termination fees and other (gains) losses	—	—	—	—	1.2	1.2
Non-Core items
Integration related costs	—	1.2	1.2	8.5	—	9.7
Unrealized mark-to-market (gains) losses	—	(45.1)	(45.1)	—	—	(45.1)
Tax effects on special and non-GAAP items	—	—	—	—	—	—
Underlying (Non-GAAP)	$3,085.2	$(1,783.0)	$1,302.2	$(736.2)	$—	$566.0

Second Quarter 2018	Three Months Ended June 30, 2018
(In millions, except per share data) (Unaudited)	Interest income (expense), net	Other pension and postretirement benefits (costs), net	Other income (expense), net	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(76.7)	$9.9	$(1.1)	$523.0	$(92.2)	$424.1	$1.96
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	1.0	—	1.0	0.01
Impairments or asset abandonment charges	—	—	—	8.3	—	8.3	0.04
Termination fees and other (gains) losses	—	—	—	1.2	—	1.2	0.01
Non-Core items
Integration related costs	—	—	—	9.7	—	9.7	0.04
Unrealized mark-to-market (gains) losses	—	—	—	(45.1)	—	(45.1)	(0.21)
Tax effects on special and non-GAAP items	—	—	—	—	6.9	6.9	0.03
Underlying (Non-GAAP)	$(76.7)	$9.9	$(1.1)	$498.1	$(85.3)	$406.1	$1.88

(1)	Adjustments relate to the following segments: U.S. segment $0.9 million, Canada segment $0.2 million, Europe segment $0.1 million, Corporate segment $(45.1) million.
(2)	Adjustments relate to the following segment: International segment $0.8 million, Corporate segment $7.7 million.
(3)	Adjustments relate to the following segments: U.S. segment $3.3 million, Canada segment $5.7 million, Europe segment $(0.3) million, International segment $1.8 million.

YTD Second Quarter 2018	Six Months Ended June 30, 2018
(In millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$5,416.7	$(3,274.8)	$2,141.9	$(1,425.8)	$304.3	$1,020.4
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	4.9	4.9
Impairments or asset abandonment charges	—	—	—	—	17.6	17.6
Termination fees and other (gains) losses	—	—	—	—	(326.8)	(326.8)
Non-Core items
Integration related costs	—	2.6	2.6	17.3	—	19.9
Unrealized mark-to-market (gains) losses	—	39.6	39.6	—	—	39.6
Other non-core items	—	—	—	—	—	—
Tax effects on special and non-GAAP items	—	—	—	—	—	—
Underlying (Non-GAAP)	$5,416.7	$(3,232.6)	$2,184.1	$(1,408.5)	$—	$775.6

YTD Second Quarter 2018	Six Months Ended June 30, 2018
(In millions, except per share data) (Unaudited)	Interest income (expense), net	Other pension and postretirement benefits (costs), net(4)	Other income (expense), net	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(159.9)	$19.9	$—	$880.4	$(167.1)	$702.2	$3.24
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	4.9	—	4.9	0.03
Impairments or asset abandonment charges	—	—	—	17.6	—	17.6	0.08
Termination fees and other (gains) losses	—	—	—	(326.8)	—	(326.8)	(1.51)
Non-Core items
Integration related costs	—	—	—	19.9	—	19.9	0.09
Unrealized mark-to-market (gains) losses	—	—	—	39.6	—	39.6	0.18
Non-core other pension and postretirement benefits (costs), net	—	0.1	—	0.1	—	0.1	—
Tax effects on special and non-GAAP items	—	—	—	—	52.9	52.9	0.25
Underlying (Non-GAAP)	$(159.9)	$20.0	$—	$635.7	$(114.2)	$510.4	$2.36

(1)	Adjustments relate to the following segments: U.S. segment $2.0 million, Canada segment $0.3 million, Europe segment $0.3 million, Corporate segment $39.6 million.
(2)	Adjustments relate to the following segment: International segment $0.8 million, Corporate segment $16.5 million.
(3)	Adjustments relate to the following segments: U.S. segment $4.8 million, Canada segment $11.3 million, Europe segment $4.8 million, International segment $2.8 million, Corporate segment $(328.0) million.
(4)	Adjustments relate to the following segment: Corporate segment $0.1 million.

CONTACT:
Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Kevin Kim, 303-927-2515